AMENDMENT TO TRANSFER AGENCY SERVICES AGREEMENT

Amendment No. 4 (this “Amendment No. 4), dated as of November 28, 2020, by and among Atlantic Shareholder Services, LLC, a limited liability company organized under the laws of the State of Delaware (“Atlantic”), Green Century Funds, a business trust organized under the laws of the Commonwealth of Massachusetts (the “Trust”), and Green Century Capital Management, Inc., a corporation organized under the laws of the Commonwealth of Massachusetts (“GCCM”).

W I T N E S S E T H :

WHEREAS, effective as of September 23, 2015, Atlantic, GCCM and the Trust entered into a Transfer Agency Services Agreement (the “Original Agreement”);

WHEREAS, the Original Agreement was amended pursuant to Amendments, dated as of September 30, 2016, and April 30, 2018, and March 25, 2020 (the Original Agreement, as amended, the “Agreement”);

WHEREAS, each of Atlantic, GCCM and the Trust desires that an additional Share Class for an existing Fund (as defined in the Agreement) be made subject to the Agreement;

WHEREAS, pursuant to Section 14(a) of the Agreement, each of Atlantic, GCCM and the Trust desires that the Agreement be amended in accordance with the terms and conditions of this Amendment No. 4.

NOW, THEREFORE, in consideration of the premises and mutual agreements herein set forth, and intending to be legally bound hereby, the parties hereto agree that the Agreement shall be and hereby is amended as follows:

Section 1. Defined Terms. Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Agreement.

Section 2. Amendment to Appendix A. Appendix A to the Agreement is amended and restated to read in its entirety as set forth in the Appendix A attached hereto.

Section 3. Agreement as Amended. The term “Agreement” as used in the Agreement shall be deemed to refer to the Agreement as amended hereby and this Amendment No. 4 shall be effective as of the date first above written.

Section 4. Full Force and Effect. If any term, provision, covenant or restriction of this Amendment No. 4 is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment No. 4, and the Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 5. Governing Law. This Amendment No. 4 shall be deemed to be a contract made under the laws of the State of New York without giving effect to the principles of conflicts of law thereof.

Section 6. Execution in Counterparts. This Amendment No. 4 may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

Section 7. Ratification, Adoption and Approval. In all respects not inconsistent with the terms and provisions of this Amendment No. 4 the Agreement is hereby ratified, adopted, approved and confirmed.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

ATLANTIC SHAREHOLDER SERVICES, LLC

By:	/s/ Christopher Koons /s/
Name: Christopher Koons
Title: Chief Executive Officer

GREEN CENTURY FUNDS

By:	/s/ John Nolan /s/
Name: John Nolan
Title: President

GREEN CENTURY CAPITAL MANAGEMENT, INC.

By:	/s/ John Nolan /s/
Name: John Nolan
Title: Treasurer

APPENDIX A: FUNDS OF THE TRUST

Fund Name	Class Name	CUSIP	Symbol
Green Century Equity Fund	Individual Investor	392768305	GCEQX
	Institutional	392768602	GCEUX

Green Century Balanced Fund	Individual Investor	392768107	GCBLX
	Institutional	392768701	GCBUX

Green Century MSCI International Index Fund	Individual Investor	392768404	GCINX
	Institutional	392768503	GCIFX